Exhibit 99.1

FOR IMMEDIATE RELEASE
BCB Bancorp, Inc. Completes Private Placement of $33.5 Million of Subordinated Notes
BAYONNE, N.J., July 30, 2018 -- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank") today announced the completion of its private placement of $33.5 million in fixed-to-floating rate subordinated notes due 2028 (the "Notes").  The Notes bear a fixed rate of 5.625% for the first five years and will reset quarterly thereafter to the then current three-month LIBOR rate plus 272 basis points.  The Notes were assigned an investment grade rating of A- by Egan-Jones Ratings Company.
The Company intends to use the net proceeds from the offering for general corporate purposes, including improving the liquidity position at the holding company and providing capital to its bank subsidiary.  The Notes are intended to qualify as Tier 2 capital for the Company for regulatory purposes and the portion that the Company contributes to the Bank will qualify as Tier 1 capital for the Bank.
 "We are pleased to announce the successful completion of our subordinated debt offering as well as the positive response to this transaction.  This additional capital provides the Company with the resources to continue its strategic growth plan," stated Thomas Coughlin, President and Chief Executive Officer.
Sandler O'Neill + Partners, L.P. served as the sole placement agent for the offering.  Luse Gorman, PC served as legal counsel to the Company and Hogan Lovells US LLP served as legal counsel to the placement agent.
This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy the Notes nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP).  The Bank has 28 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Manhattan.  The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions.  The Company's ability to predict results or the actual effects of our plans or strategies is inherently uncertain.  Accordingly, actual results may differ materially from anticipated results.
In addition to factors previously disclosed in the Company's reports filed with the U.S. Securities and Exchange Commission and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the merger; business disruption following the Indus-American Bank merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank's products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.